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DESIGN WITHIN REACH, INC.

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June 16, 2006

To the Stockholders of Design Within Reach, Inc.

I am writing to remind you to vote your shares of Design Within Reach common by proxy or in person at our 2006 Annual Meeting of Stockholders. The meeting will be held on June 22, 2006 at 4:00 p.m. at the Company’s corporate offices at 225 Bush Street, 20th Floor, San Francisco, California 94104. To vote by proxy, please follow the instructions on your proxy card.

In particular I would like you to give careful consideration to Proposal No. 2, approval of our Amended and Restated 2004 Equity Incentive Plan. This proposal seeks stockholder approval of various amendments to our plan, including an increase in the shares available for issuance under the plan from 900,000 to 2,100,000.

As you know, since I joined DWR as CEO, we have been trying to stabilize the company, conserve cash and return the company to profitability. As part of our efforts, we will need additional executive and managerial talent to fill positions that have become available or that may become available in the future. At the same time, as part of our turnaround strategy, we have changed our compensation philosophy. We plan to offer conservative salary packages while providing our key people the opportunity to participate in the company’s growth through equity incentives in the form of stock options and possibly grants of restricted stock. We believe this approach will help us conserve cash, while at the same time providing strong incentives for our executives and managers to return the company to profitability and increase value for stockholders. Additionally, we believe that the ability to provide stock options to our mid- and entry-level managers in recognition of past performance is a strong incentive for future performance, as well as a valuable tool for retaining key talent.

We do not currently have the available shares needed to allow us to achieve these objectives. Obtaining approval of Proposal No. 2 is an important component in allowing us to implement our new compensation philosophy that complements our turnaround strategy. If this proposal does not pass, it could significantly hamper our ability to attract the talent needed to stabilize the company and move it forward toward profitability.

Thank you for your attention to this important issue.

Sincerely,

Ray Brunner
Chief Executive Officer

225 Bush Street, 20th Floor, San Francisco, CA 94104     Tel 415 676.6500     Fax 415 676.6799     www.dwr.com